Exhibit 99.1

Tucows Reports Financial Results

for the First Quarter of 2014

– Ting Continues Strong Momentum in Customer and Device Additions/Domains Business Delivers Another Quarter of Solid Performance –

TORONTO, May 14, 2014 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2014. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Mar. 31, 2014 (unaudited)	3 Months Ended Mar. 31, 2013 (unaudited)
Net revenue	34,402	29,985
Income before provision for income taxes and change in fair value of forward exchange contracts	1,280	431
Net income	477	77
Net earnings per common share[1]	$0.04	$0.01
Net cash provided by (used in) operating activities	(39)[2]	416

1.      Net earnings per common share reflects the 1-for-4 reverse split of common shares that became effective December 31, 2013.

2.      Net cash used in operating activities includes an excess tax benefit from share-based compensation expenses of $1.0 million in Q1 2014. Net cash provided by financing activities in Q1 2014 reflects the excess tax benefit as a corresponding in-flow.

Summary of Revenues and Cost of Revenues

(In Thousands of US Dollars)

	Revenue	Revenue	Cost of Revenue	Cost of Revenue
	3 Months Ended Mar. 31, 2014 (unaudited)	3 Months Ended Mar. 31, 2013 (unaudited)	3 Months Ended Mar. 31, 2014 (unaudited)	3 Months Ended Mar. 31, 2013 (unaudited)
Domain Services
Wholesale
OpenSRS Domain Service	21,649	21,896	18,235	18,454
Value-Added Services	2,604	2,689	541	562
Total Wholesale	24,253	24,585	18,776	19,016
Retail	2,384	1,918	1,015	751
Portfolio	1,053	1,134	244	201
Total Domain Services	27,690	27,637	20,035	19,968
Network Access Services (Ting)	6,712	2,348	4,281	2,110

Network, other costs	-	-	1,144	1,254
Network, depreciation and amortization costs	-	-	183	173
Total revenue/cost of revenue	34,402	29,985	25,643	23,505

NOTE: To better reflect the manner in which these revenue streams are generated and assessed by management, beginning in the first quarter of 2014, Tucows has reclassified its revenue streams into Domain Services and Network Access Services. Domain Services includes Wholesale OpenSRS (Domain Service and Value Added Services), Retail (Hover) and Portfolio. Network Access Services includes Ting.

“Our performance in the first quarter once again demonstrates the reliability and consistency of the business, alongside our ability to generate growth,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Ting delivered another record quarter, adding more than 13,000 accounts and 20,000 devices to end the quarter at 61,000 accounts and 94,000 devices, and subsequent to quarter end, we achieved another growth milestone, surpassing 100,000 devices. After little more than two years since launch, Ting is on track to match and exceed the size of our Wholesale domains business in terms of gross margin contribution later this year.”

"Our Domain Services business continues to perform well,” added Mr. Noss. “Our Wholesale channel and our Portfolio services business both had solid quarters, while our Retail channel, Hover, delivered yet another quarter of year-over-year growth in excess of 20%.”

Net revenue for the first quarter of 2014 increased 15% to $34.4 million from $30.0 million for the first quarter of 2013.

Net income for the first quarter of 2014 was $0.5 million, or $0.04 per share, compared with $0.08 million, or $0.01 per share, for the first quarter of 2013. Net income for the first quarter of 2014 included a loss on foreign exchange contracts of $0.6 million compared with a loss on foreign exchange contracts of $0.2 million in the first quarter of 2013. Net income for the first quarter of 2014 also included the incremental investment of approximately $1.2 million for the acquisition and support of Ting customers as compared to the first quarter of 2013.

Deferred revenue at the end of the first quarter of 2014 was $72.8 million, a marginal increase from $72.4 million at the end of the first quarter of 2013 and an increase of 4% from $70.0 million at the end of the fourth quarter of 2013.

Cash and cash equivalents at the end of the first quarter of 2014 were $13.5 million compared with $12.4 million at the end of the fourth quarter of 2013 and $4.3 million at the end of the first quarter of 2013. The increase in cash and cash equivalents of $1.1 million when compared to the fourth quarter of 2013 primarily resulted from the $1.0 million in incremental tax benefit related to share-based compensation and the $0.9 million in proceeds we received from the issuance of our common stock through the exercise of stock options during the first quarter of 2014. This was partially offset by the use of $0.6 million for principal repayments under the Company’s credit facility and investment of $0.1 million in equipment purchases.

Conference Call

Tucows management will host a conference call today, Wednesday, May 14, 2014 at 5:00 p.m. (ET) to discuss the Company’s first quarter 2014 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 30814878 followed by the pound key. The telephone replay will be available until Wednesday, May 21, 2014 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

TMX Equicom

(416) 815-0700 ext. 257

lchamberlain@tmxequicom.com